N / E / W / S R / E / L / E / A / S / E

November 13, 2017

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com/

SOURCE: First Merchants Corporation, Muncie, Indiana

FIRST MERCHANTS CORPORATION ELECTS MICHAEL C. MARHENKE TO ITS BOARD OF DIRECTORS

First Merchants Corporation, a $9.0 billion financial holding company, has elected Michael C. Marhenke to the Boards of Directors of First Merchants Corporation and First Merchants Bank. Mr. Marhenke was the President and CEO of Independent Alliance Banks, Inc. prior to its acquisition by First Merchants Corporation on July 14, 2017.

Charles E. Schalliol, Chairman of the Board, commented, “The entire Board of Directors is excited to be adding a Director with Mike Marhenke’s breadth of experience in banking and his knowledge of the Fort Wayne marketplace to our already strong board. I believe our shareholders and customers will be very enthusiastic about Mike joining us.”

Mr. Marhenke stated, “Throughout the acquisition process, I learned much about First Merchants and its people, and am excited to be joining the Board of a growing, high performing institution. I look forward to bringing my banking experience and my experience with the Fort Wayne marketplace to First Merchants.”

In making the announcement, Michael C. Rechin, President and Chief Executive Officer stated, “First Merchants is truly fortunate to welcome a leader of Mike’s stature to our organization as a new Director. Mike’s financial expertise, 40 years of banking experience, knowledge of the Fort Wayne marketplace and his work with community organizations in the northeast Indiana area will provide us with excellent guidance as First Merchants grows as the premier community bank.”

Mr. Marhenke also serves on the United Way Campaign Cabinet, the Board of Directors of the David Hefner International Exchange, and the New Haven Adams Township Park Department Board.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as Lafayette Bank & Trust and First Merchants Private Wealth Advisors (each as a division of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.